Exbihit 99.1

     LOGILITY PURCHASES 247,189 SHARES UNDER THE AUTHORIZED STOCK REPURCHASE
                            PROGRAM ON JUNE 27, 2005

    ATLANTA, June 28 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY) today announced that on June 27, 2005 it purchased 247,189 shares under the company's authorized stock repurchase program, at a per share price of $6.00, for an aggregate of approximately $1.5 million. The shares purchased represented approximately 16% of the shares held by non-affiliates of the Company. After this purchase, American Software, Inc. owns approximately 89% of the outstanding shares of the Company. The Company has approximately 269,000 shares remaining to repurchase under the current Board authorization.

    About Logility
    With more than 1,100 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Mill's Pride, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

    Forward-Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305,
(404) 261-9777. FAX: (404) 264-5206; INTERNET: http://www.logility.com or E-
mail: askLogility@logility.com.

SOURCE  Logility, Inc.
    -0-                             06/28/2005
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call:  http://www.prnewswire.com/comp/120967.html /
    /Web site:  http://www.logility.com /